UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2022
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LEONARDO DRS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-41565	13-2632319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(Address of principal executive offices)
(703) 416-8000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	DRS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.     Entry into a Material Definitive Agreement.
Credit Agreement
On November 29, 2022, Leonardo DRS, Inc. a Delaware corporation ("the Company”) and certain direct and indirect U.S. subsidiaries of the Company (the “Guarantors”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, as borrower, the Guarantors, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.
The Credit Agreement provides for a five-year $225 million term loan A loan facility (the “Term A Loan Facility”) and a five-year $275 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term A Loan Facility, the “Credit Facilities”).
The Term A Loan was fully drawn by the Company on November 29, 2022 (the “Closing Date”). Proceeds from the Term A Loan Facility were used (i) to refinance certain existing debt of the Company and certain of its subsidiaries, including outstanding related-party borrowings and (ii) to pay fees, commissions and expenses in connection with the Credit Facilities. Amounts borrowed under the Term A Loan Facility and repaid or prepaid may not be reborrowed.
The Revolving Credit Facility is available for borrowing from time to time prior to the final maturity of the Revolving Credit Facility. Borrowing under the Credit Agreement may be used by the Company and certain of its subsidiaries for working capital and other general corporate purposes. The Company may at any time or from time to time voluntarily prepay the Credit Facilities in whole or in part without premium or penalty.
Each existing and future direct or indirect U.S. subsidiary of the Company (other than indirect U.S. subsidiaries held through foreign subsidiaries) provides an unconditional joint and several guarantee of the Company’s obligations under the Credit Agreement. The guarantees are subject to certain exclusions as described further in the Credit Agreement.
The Credit Facilities bear interest on the outstanding principal amount at a rate per annum equal to, at the Company’s option, (i) in the case of alternative base rate loans, the highest of (a) the Federal Funds Rate (as defined in the Credit Agreement) plus 1⁄2 of 1.00%, (b) the prime rate (as determined by the Agent in accordance with the terms of the Credit Agreement) as in effect on such day and (c) the one-month Term SOFR (as defined in the Credit Agreement) plus 1.00% per annum, plus in each case a margin of 0.375% to 1.000% and (ii) in the case of SOFR loans, Term SOFR for the applicable interest period, plus a margin of 1.375% to 2.000%. The interest rate margins are subject to adjustments based on the Company’s total net leverage determined in accordance with the Credit Agreement. The initial margins for borrowings under the Credit Facilities are 1.500% in the case of SOFR loans and 0.500% in the case of base rate loans. The unused line fee payable on the unused portion of the Revolving Credit Facility will range from 0.200% to 0.350%, subject to adjustment based on the Company’s total net leverage determined in accordance with the Credit Agreement. The initial unused line fee is 0.225%. The Company has also agreed to pay customary letter of credit fees.
The Credit Agreement contains a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, make dividends and other restricted payments, make investments, engage in mergers, acquisitions and dispositions, engage in transactions with affiliates, enter into restrictive agreements, and use proceeds. The Credit Agreement requires the Company to comply with a maximum total net leverage ratio of 3.75 to 1.00, as well as maintain a net interest coverage ratio of at least 3.00 to 1:00. These ratios are determined as of the last day of each fiscal quarter, commencing with the first full fiscal quarter after the date of the Credit Agreement.
The Credit Agreement contains customary events of default. Upon the occurrence and during the continuation of an event of default, the Administrative Agent may terminate the commitments under the Revolving Credit Facility and declare the outstanding loans under the Credit Facilities and all other obligations under the Credit Agreement immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement which are attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 8.01    Other Events.
On November 29, 2022, the Company terminated and repaid in full all outstanding obligations due under certain intercompany loan agreements by and between the Company, as borrower, and Leonardo US Holding, LLC, as lender. In connection with the termination of the intercompany loan agreements, all outstanding borrowings and all unpaid fees thereunder were paid in full.
Item 9.01    Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description

10.1
Credit Agreement, dated as of November 29, 2022 by and among Leonardo DRS, Inc. certain subsidiaries of Leonardo DRS, Inc. referred to therein, each of the lenders identified therein and Bank of America, N.A., as administrative agent*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEONARDO DRS, INC.

(Registrant)

Date: November 29th, 2022	By:	/s/ Mark A. Dorfman

Mark A. Dorfman
Executive Vice President, General
Counsel & Secretary